Exhibit 99.1

Questcor Adds G. Kelly Martin to Board of Directors

ANAHEIM, CA – November 12, 2013 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today announced the addition of G. Kelly Martin, President and Chief Executive Officer of Elan Corporation, plc, to Questcor’s Board of Directors, bringing the number of directors to eight, seven of whom are independent.

Mr. Martin has served as Elan’s President, Chief Executive Officer, and a member of its Board of Directors since February 2003. During Mr. Martin’s tenure, he led a strategic plan to restructure Elan’s business; built a diverse portfolio of scientific, clinical and therapeutic assets; and improved the company’s balance sheet by eliminating $4.5 billion in debt and obligations and strengthening its cash position. Elan’s market capitalization grew from approximately $500 million when Mr. Martin joined the company in February 2003 to over $8.5 billion when Elan announced the proposed sale of the company to Perrigo Inc. in July 2013.

“Questcor management and members of the board have known Kelly Martin for several years, having interacted with him and Elan twice regarding possible collaborations,” said Virgil D. Thompson, Chairman of Questcor’s Board of Directors. “We have great respect for the success Kelly has achieved as the chief executive officer of an international pharmaceutical company. He led strategic initiatives that transformed Elan, generating compound annual shareholder value growth in the mid-teens over his 10 year tenure, resulting in significant gains for Elan shareholders. His insights will be invaluable for Questcor.”

“This is a very exciting time to join Questcor as the Company has a strong platform and clear plan for growth over the next several years with its unique product, H.P. Acthar® Gel, and its newest compound Synacthen®,” Mr. Martin said. “I have had the opportunity to get to know Questcor and interact with management on several occasions over the past few years and admire management’s passion, tenacity and integrity, which drive their commitment to make these products available to appropriate patients who need additional treatment options.”

Prior to joining Elan, Mr. Martin spent over 20 years at Merrill Lynch & Co. managing a broad array of operating and executive responsibilities on a global basis, and served as Head of the International Private Client Group. During his time at Merrill Lynch, Mr. Martin served as a Member of the Executive Management and Operating Committee, and led a turnaround of the firm’s global debt markets group as Global Head of Debt Markets from 1998 to 2001.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company focused on the treatment of patients with serious, difficult-to-treat autoimmune and inflammatory disorders. Questcor also provides specialty contract manufacturing services to the global pharmaceutical industry through its wholly-owned subsidiary BioVectra Inc. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Of these 19 indications, Questcor currently generates substantially all of its net sales from the following approved indications: the treatment of proteinuria in the nephrotic syndrome (NS) of the idiopathic type, the treatment of acute exacerbations of multiple sclerosis (MS) in adults, the treatment of certain rheumatology related conditions, and the treatment of infantile spasms (IS) in infants and children under two years of age. With respect to NS, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” Questcor has announced its intent to initiate a pilot commercialization effort for Acthar for the treatment of respiratory manifestations of symptomatic sarcoidosis. The FDA approved package insert for Acthar includes “symptomatic sarcoidosis” under the heading “Respiratory Diseases.” Questcor is also exploring the possibility of developing markets for other on-label indications and the possibility of pursuing FDA approval of additional indications not currently on the Acthar label where there is high unmet medical need. Questcor also has agreed to acquire certain international rights for Synacthen® (tetracosactide) and Synacthen Depot®, and has licensed the right to develop and seek FDA approval for these products in the United States. For more information about Questcor, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “believes,” “continue,” “could,” “ensuring,” “estimates,” “expects,” “growth,” “may,” “momentum,” “plans,” “potential,” “remain,” “should,” “start,” “substantial,” “sustainable” or “will” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;

•	Our ability to continue to generate revenue from sales of Acthar to treat on-label indications associated with NS, MS, IS or rheumatology-related conditions, and our ability to develop other therapeutic uses for Acthar;

•	Our ability to effectively manage our growth, including the expansion of our sales forces, planned international expansion, and our reliance on key personnel; and

•	Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission, or SEC, on February 27, 2013, and other documents filed with the SEC.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this release.

For more information, please visit www.questcor.com or www.acthar.com.

CONTACT INFORMATION:
EVC Group
Gregory Gin/Patty Eisenhaur	Janine McCargo
646-445-4801/951-316-0577	646-688-0425

3